Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-227762 and 333-236807) of Guardant Health, Inc. of our reports dated February 25, 2021, with respect to the consolidated financial statements of Guardant Health, Inc. and the effectiveness of internal control over financial reporting of Guardant Health Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP
Redwood City, California
February 25, 2021